Exhibit 99.1

Warrior Reports Third Quarter 2024 Results
Achieved Net Income of $41.8 million, or $0.80 per diluted share
Generated Adjusted EBITDA of $78.5 million
Produced first development tons at Blue Creek within budget and on schedule

BROOKWOOD, AL - October 30, 2024 - Warrior Met Coal, Inc. (NYSE: HCC) (“Warrior” or the “Company”) today announced results for the third quarter of 2024. Warrior is the leading dedicated U.S.-based producer and exporter of high-quality steelmaking coal for the global steel industry.

Warrior reported net income for the third quarter of 2024 of $41.8 million, or $0.80 per diluted share, a decrease from net income of $85.4 million, or $1.64 per diluted share, in the third quarter of 2023. Adjusted net income per share for the third quarter of 2024 was $0.80 per diluted share compared to adjusted net income per share of $1.85 per diluted share in the third quarter of 2023. The Company reported Adjusted EBITDA of $78.5 million in the third quarter of 2024 compared to Adjusted EBITDA of $145.8 million in the third quarter of 2023.

Third Quarter Highlights

•Commenced continuous miner development of the first longwall panel at the world-class Blue Creek growth project, producing the first development tons of 39 thousand short tons;

•Completed the installation of the service cage, slope belt, slope car and raw coal belt at Blue Creek, and made significant progress on the preparation plant, the overland clean coal belt and the rail and barge loadouts. Further development progress remains on track, with the preparation plant expected to be completed in the middle of 2025 and the longwall startup expected in the second quarter of 2026;

•Invested $93.8 million in the continued development of Blue Creek, which brings the year-to-date project spend to $246.4 million and the total project spend to $612.4 million; and

•Recorded $62.2 million of cash provided by operating activities despite weaker demand in the global markets and a 12.5% decrease in Platts Premium Low Vol FOB Australian index price from the previous quarter.

“During the third quarter, high-quality steelmaking coal prices reached a three-year low primarily driven by a confluence of weaker demand, excess Chinese steel exports into our customers' markets, and ample supply of steelmaking coals” commented Walt Scheller, CEO of Warrior. “We believe that current prices are below the global cost curve and are not sustainable. While we wait for market conditions to improve, we are carefully managing spot opportunities and are strategically exercising patience with certain geographies. Despite the external factors impacting our results, the third quarter represented a significant and positive milestone for Warrior as we produced the first development tons from our world-class Blue Creek growth project, on time and within budget.”

“While we expect steelmaking coal prices to improve slightly in the fourth quarter, we believe the pricing environment will remain under pressure due to the persistent weakness in the global steel markets and delayed infrastructure spending in India. With our world-class asset base, highly flexible cost structure, and a high-performing workforce, we are well-positioned to capitalize on improved global steel demand when the market turns, while moving forward with our highly disciplined approach to completing the Blue Creek project on time and within budget,” Mr. Scheller concluded.

With the addition of Blue Creek, Warrior expects to increase its annual High Vol A production by 4.8 million short tons; enhance its already advantageous position on the global cost curve; drive its cash costs further into the first quartile globally; improve its profitability and cash flow generation; and cement its position as a leading pure play steelmaking coal producer.

Operating Results
Sales volume in the third quarter of 2024 was 1.9 million short tons compared to 2.3 million short tons in the third quarter of 2023, representing an 17.5% decrease. This 17.5% decrease in sales volume was driven by us being selective with spot sales and exercising patience while we wait for market conditions to improve.

The Company produced 1.9 million short tons of steelmaking coal in the third quarter of 2024, compared to 2.0 million short tons in the third quarter of 2023, representing a 3.8% decrease. The timing of a scheduled longwall move in the third quarter slipped to early fourth quarter. Inventory levels increased to 915 thousand short tons as of September 30, 2024 from 895 thousand short tons as of June 30, 2024.

Additional Financial Results
Total revenues were $327.7 million for the third quarter of 2024, which compares to total revenues of $423.5 million in the third quarter of 2023. The average net selling price of the Company's steelmaking coal decreased 6.9% from $184.71 per short ton in the third quarter of 2023 to $171.92 per short ton in the third quarter of 2024. Our average gross selling price realization was approximately 93% of the Platts Premium Low Vol FOB Australian index price for the third quarter of 2024.

Cost of sales for the third quarter of 2024 were $231.6 million compared to $260.4 million for the third quarter of 2023. Cash cost of sales (free-on-board port) for the third quarter of 2024 were $229.7 million, or 71.8% of mining revenues, compared to $258.8 million, or 62.1% of mining revenues in the same period of 2023. Cash cost of sales (free-on-board port) per short ton increased to $123.45 in the third quarter of 2024 from $114.66 in the third quarter of 2023, driven primarily by lower sales volumes of 17.5% offset partially by an increase in production costs driven by increased headcount and supply costs.

Selling, general and administrative expenses for the third quarter of 2024 were $11.4 million, or 3.5% of total revenues and were slightly higher than the same period last year of 2.6% due to higher employee-related costs.

Depreciation and depletion expenses for the third quarter of 2024 were $36.6 million, or 11.2% of total revenues and were slightly higher than the same period last year of 8.0% of total revenues primarily due to depreciation expense recognized on additional assets placed into service. Warrior achieved net interest income of $7.3 million during the third quarter of 2024, which is consistent with the prior year. Interest income earned on our cash investments continues to exceed interest expense on our outstanding notes and equipment leases.

Income tax expense was $4.6 million in the third quarter of 2024 on pre-tax income of $46.4 million primarily driven by an income tax benefit for foreign-derived intangible income and depletion expense. This compares to an income tax expense of $16.8 million on income of $102.2 million in the third quarter of 2023.

Cash Flow and Liquidity
The Company generated cash flows of $62.2 million from operating activities in the third quarter of 2024, compared to $138.6 million in the third quarter of 2023. Capital expenditures and mine development for the third quarter of 2024 were $122.8 million compared to $112.3 million in the third quarter of 2023, primarily reflecting the continued development of the Blue Creek growth project. Free cash flows in the third quarter of 2024 were negative $60.6 million compared to free cash flows of $26.2 million in the third quarter of 2023.

Net working capital, excluding cash, for the third quarter of 2024 decreased by $4.4 million from the second quarter of 2024, primarily reflecting lower sales volumes, lower steelmaking coal prices, lower net accounts payable and accrued expenses and higher inventories.

Cash flows used in financing activities for the third quarter of 2024 were $8.1 million, primarily due to the payment of a regular quarterly dividend of $4.2 million and principal repayments of financing lease obligations of $3.8 million.

The Company’s total liquidity as of September 30, 2024 was $746.4 million, consisting of cash and cash equivalents of $583.2 million, long-term investments of $49.7 million and available liquidity under its ABL Facility of $113.5 million, net of outstanding letters of credit of $2.5 million.

Capital Allocation
On October 25, 2024, our Board declared a regular quarterly cash dividend of $0.08 per share, totaling approximately $4.2 million, which will be paid on November 12, 2024, to stockholders of record as of the close of business on November 5, 2024.

Company Outlook
The Company re-affirmed its guidance for the full year 2024. The guidance is subject to many risks that may impact performance, such as market conditions in the steel and steelmaking coal industries and overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements.

Coal sales	7.4 - 8.2 million short tons
Coal production	7.4 - 8.0 million short tons
Cash cost of sales (free-on-board port)	$125 - $135 per short ton
Capital expenditures for existing mines	$100 - $110 million
Blue Creek project and other discretionary capital expenditures	$335 - $390 million
Mine development costs	$28 - $38 million
Selling, general and administrative expenses	$55 - $65 million
Interest expense	$4 - $6 million
Interest income	$20 - $25 million
Income tax expense	14% - 18%
Key factors that may affect outlook include:
•Two planned longwall moves remaining in Q4,
•HCC index pricing, geography of sales and freight rates,
•Exclusion of other non-recurring costs,
•Terms of any new labor contract, and
•Inflationary pressures.
The Company's guidance for its capital expenditures consists of sustaining capital spending of approximately $100 - $110 million, including regulatory and gas requirements, and capital spending of $325 - $375 million for the development of the Blue Creek reserves and $10 - $15 million for the final 4 North bunker construction.

The Company's production guidance contains approximately 200,000 short tons of High Vol A steelmaking coal in the second half of 2024 from the continuous miner units from the Blue Creek reserves, which are expected to be sold in the second half of 2025 after the preparation plant comes online.

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include in a GAAP estimate. The unavailable information could have a significant impact on the Company's reported financial results.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its third quarter 2024 results today, October 30, 2024, at 4:30 p.m. ET. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET on October 30, 2024 until 6:30 p.m. ET on November 6, 2024. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 6016502.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal metallurgical (met) steelmaking coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium quality met coal, also known as hard-coking coal (HCC), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers. For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2024 guidance, sales and production growth, ability to maintain cost structure, demand, pricing trends, management of liquidity, cash flows, expenses and expected capital expenditures, the Company's future ability to create value for stockholders, as well as statements regarding production, inflationary pressures, the development of the Blue Creek project, and the terms of any new labor contract. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of global pandemics, such as the novel coronavirus ("COVID-19") pandemic, on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of any such pandemic on steel manufacturers; the impact of inflation on the Company, the impact of geopolitical events, including the effects of the Russia-Ukraine war; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to transport its products to customers due to rail performance issues or the impact of weather and mechanical failures at the McDuffie Terminal at the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its net operating losses to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2023 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com
For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per-share amounts)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Revenues:
Sales	$319,944	$416,888	$1,208,366	$1,288,412
Other revenues	7,776	6,599	19,389	24,409
Total revenues	327,720	423,487	1,227,755	1,312,821
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	231,598	260,376	778,489	723,458
Cost of other revenues (exclusive of items shown separately below)	8,854	9,855	29,491	32,803
Depreciation and depletion	36,642	34,020	114,815	101,783
Selling, general and administrative	11,403	11,138	45,452	38,826
Business interruption	107	347	409	8,101
Total costs and expenses	288,604	315,736	968,656	904,971
Operating income	39,116	107,751	259,099	407,850
Interest expense	(1,422)	(3,418)	(3,458)	(16,313)
Interest income	8,679	10,691	26,074	31,235
Loss on early extinguishment of debt	—	(11,699)	—	(11,699)
Other expense	—	(1,102)	—	(881)
Income before income tax expense	46,373	102,223	281,715	410,192
Income tax expense	4,607	16,841	32,248	60,439
Net income	$41,766	$85,382	$249,467	$349,753
Basic and diluted net income per share:
Net income per share—basic	$0.80	$1.64	$4.78	$6.73
Net income per share—diluted	$0.80	$1.64	$4.78	$6.72
Weighted average number of shares outstanding—basic	52,330	52,019	52,167	51,958
Weighted average number of shares outstanding—diluted	52,394	52,111	52,221	52,028
Dividends per share:	$0.08	$0.07	$0.74	$1.09

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

(short tons in thousands)(1)	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Tons sold	1,861	2,257	6,088	5,984
Tons produced	1,917	1,993	6,140	5,676
Average net selling price	$171.92	$184.71	$198.48	$215.31
Cash cost of sales (free-on-board port) per short ton(2)	$123.45	$114.66	$127.07	$120.21
Cost of production %	66%	62%	63%	60%
Transportation and royalties %	34%	38%	37%	40%
Cash margin per ton(3)	$48.47	$70.05	$71.41	$95.10
(1)    1 short ton is equivalent to 0.907185 metric tons.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Cost of sales	$231,598	$260,376	$778,489	$723,458
Asset retirement obligation accretion	(702)	(540)	(2,107)	(1,619)
Stock compensation expense	(1,152)	(1,049)	(2,777)	(2,531)
Cash cost of sales (free-on-board port)(2)	$229,744	$258,787	$773,605	$719,308

(2)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales (free-on-board port) is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales (free-on-board port) is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales (free-on-board port) may not be comparable to similarly titled measures used by other companies.
(3) Cash margin per ton is defined as average net selling price less cash cost of sales (free-on-board port) per short ton.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

($ in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Net income	$41,766	$85,382	$249,467	$349,753
Interest income, net	(7,257)	(7,273)	(22,616)	(14,922)
Income tax expense	4,607	16,841	32,248	60,439
Depreciation and depletion	36,642	34,020	114,815	101,783
Asset retirement obligation accretion	1,302	990	3,897	2,886
Stock compensation expense	874	2,258	15,061	14,533
Other non-cash accretion	451	414	1,353	1,241
Mark-to-market gain on gas hedges	—	—	—	(1,227)
Business interruption	107	347	409	8,101
Loss on early extinguishment of debt	—	11,699	—	11,699
Other expense	—	1,102	—	881
Adjusted EBITDA(4)	$78,492	$145,780	$394,634	$535,167
Adjusted EBITDA margin(5)	24.0%	34.4%	32.1%	40.8%
Adjusted EBITDA per short ton(6)	$42.18	$64.59	$64.82	$89.43
(4)  Adjusted EBITDA is defined as net income before net interest income, net, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, other non-cash accretion, mark-to-market gain on gas hedges, business interruption expenses and other income.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.
(6) Adjusted EBITDA per ton is defined as Adjusted EBITDA divided by short tons sold.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Net income	$41,766	$85,382	$249,467	$349,753
Business interruption, net of tax	89	296	267	6,908
Loss on extinguishment of debt, net of tax	—	9,976	—	9,976
Other expense, net of tax	—	940	—	751
Adjusted net income(7)	$41,855	$96,594	$249,734	$367,388

Weighted average number of shares outstanding—basic	52,330	52,019	52,167	51,958
Weighted average number of shares outstanding—diluted	52,394	52,111	52,221	52,028

Adjusted net income per share—basic	$0.80	$1.86	$4.79	$7.07
Adjusted net income per share—diluted	$0.80	$1.85	$4.78	$7.06
(7)    Adjusted net income is defined as net income net of business interruption expenses and other income, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
OPERATING ACTIVITIES:
Net income	$41,766	$85,382	$249,467	$349,753
Non-cash adjustments to reconcile net income to net cash provided by operating activities	29,084	63,756	131,606	184,908
Depreciation and depletion	36,642	34,020	114,815	101,783
Deferred income tax expense	(10,133)	14,237	(3,355)	52,363
Stock based compensation expense	874	2,198	15,061	14,473
Amortization of debt issuance costs and debt discount	399	481	1,188	1,704
Accretion of asset retirement obligations	1,302	990	3,897	2,886
Loss on early extinguishment of debt	—	11,699	—	11,699
Mark-to-market loss on gas hedges	—	131	—	—
Changes in operating assets and liabilities:
Trade accounts receivable	30,082	(60,592)	(54,402)	(116,298)
Income tax receivable	—	—	7,833	—
Inventories	(16,011)	27,127	(8,094)	35,624
Prepaid expenses and other receivables	(804)	2,647	(3,727)	(515)
Accounts payable	(18,326)	10,228	6,146	7,065
Accrued expenses and other current liabilities	9,491	11,984	(403)	(10,505)
Other	(13,074)	(1,958)	(15,185)	5,986
Net cash provided by operating activities	62,208	138,574	313,241	456,018
INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(115,878)	(106,525)	(326,542)	(310,820)
Mine development costs	(6,900)	(5,824)	(19,544)	(31,511)
Acquisitions, net of cash acquired	—	—	—	(2,421)
Purchases of long-term investments	(49,721)	—	(49,721)	—
Net cash used in investing activities	(172,499)	(112,349)	(395,807)	(344,752)
FINANCING ACTIVITIES:
Net cash used in financing activities	(8,088)	(166,835)	(64,987)	(253,935)
Net decrease in cash, cash equivalents and restricted cash	(118,379)	(140,610)	(147,553)	(142,669)
Cash, cash equivalents and restricted cash at beginning of period	709,023	827,421	738,197	829,480
Cash, cash equivalents and restricted cash at end of period	$590,644	$686,811	$590,644	$686,811

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$62,208	$138,574	$313,241	$456,018
Purchases of property, plant and equipment and mine development costs	(122,778)	(112,349)	(346,086)	(342,331)
Free cash flow(8)	$(60,570)	$26,225	$(32,845)	$113,687
Free cash flow conversion(9)	(77.2)%	18.0%	(8.3)%	21.2%
(8) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(9) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
(in thousands, except share and per-share data)

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$583,158	$738,197
Short-term investments	9,392	9,030
Trade accounts receivable	152,627	98,225
Income tax receivable	—	7,833
Inventories, net	191,295	183,949
Prepaid expenses and other receivables	35,660	31,932
Total current assets	972,132	1,069,166
Restricted cash	7,486	—
Mineral interests, net	74,267	80,442
Property, plant and equipment, net	1,439,214	1,179,609
Deferred income taxes	5,411	5,854
Long-term investments	49,721	—
Other long-term assets	32,217	21,987
Total assets	$2,580,448	$2,357,058
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,112	$36,245
Accrued expenses	76,315	81,612
Short-term financing lease liabilities	13,512	11,463
Other current liabilities	32,394	18,350
Total current liabilities	167,333	147,670
Long-term debt	153,460	153,023
Asset retirement obligations	71,201	71,666
Long-term financing lease liabilities	3,405	8,756
Deferred income taxes	70,732	74,531
Other long-term liabilities	27,490	26,966
Total liabilities	493,621	482,612
Stockholders’ Equity:
Common stock, $0.01 par value, (140,000,000 shares authorized as of September 30, 2024 and December 31, 2023; 54,533,374 issued and 52,311,533 outstanding as of September 30, 2024; 54,240,764 issued and 52,018,923 outstanding as of December 31, 2023)	545	542
Preferred stock, $0.01 par value per share (10,000,000 shares authorized; no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of September 30, 2024 and December 31, 2023)	(50,576)	(50,576)
Additional paid in capital	282,718	279,332
Retained earnings	1,854,140	1,645,148
Total stockholders’ equity	2,086,827	1,874,446
Total liabilities and stockholders’ equity	$2,580,448	$2,357,058